Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. REPORTS 2023 FIRST QUARTER RESULTS

NEW YORK, NY – May 1, 2023 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, along with offering loan origination services to fintech strategic partners, announced today its results for the quarter ended March 31, 2023.

2023 First Quarter Highlights

•	Net income was $15.4 million, or $0.67 per share, compared to $9.8 million, or $0.39 per share, in the prior year quarter.

•	$13.2 million of cash collected on medallion-related assets. Medallion recoveries resulted in earnings of $0.28 per share.

•	Net interest income grew 21% to $43.6 million from $35.9 million in the prior year quarter.

•	Net interest margin on net loans was 8.71%, compared to 9.20% in the prior year quarter, and on gross loans it was 8.42%, compared to 8.91% in the prior year quarter.

•	Loan originations were $227.3 million, compared to $213.7 million in the prior year quarter.

•	The credit loss provision increased to $4.0 million from $3.2 million in the prior year quarter.

•	Total assets were $2.4 billion at March 31, 2023, a 20% increase over March 31, 2022.

•	The Company declared and paid a quarterly cash dividend of $0.08 per share.

Executive Commentary – Andrew Murstein, President of Medallion

“We are very pleased with our first quarter results which reflects one of our best quarters since our IPO in 1996. Despite the current interest rate environment, the growth in our consumer loan portfolio was enough to counteract our rising cost of funds, allowing us to grow our net interest income year-over-year and maintain it sequentially from the fourth quarter. Our earnings per share of $0.67 included $0.28 specific to medallion loan recoveries, tied to the more than $13 million of cash collected during the three months. While recent collection activity has been good the past several quarters and our team has done a great job, we reiterate collections and recoveries are expected to fluctuate for the foreseeable future. We are happy with the more than $200 million of loan originations during the quarter, which helped our total assets grow 20% year-over-year.”

Business Segment Highlights

Recreation Lending Segment

•	Originations were $101.7 million during the quarter, compared to $114.4 million a year ago.

•	Recreation loans grew 21% to $1.2 billion as of March 31, 2023, compared to $1.0 billion a year ago.

•	Recreation loans were 61% of total loans as of March 31, 2023, compared to 64% a year ago.

•	Net interest income grew 16% to $32.0 million for the quarter, from $27.5 million in the prior year quarter.

•	The average interest rate was 14.42% at quarter-end, compared to 14.36% a year ago.

•	Recreation loans 90 days or more past due were $4.2 million, or 0.36% of gross recreation loans, as of March 31, 2023, compared to $3.8 million, or 0.39%, a year ago.

Home Improvement Lending Segment

•	Originations grew to $95.0 million during the quarter, up from $89.8 million of the prior year quarter.

•	Home improvement loans grew 41% to $669.6 million as of March 31, 2023, compared to $473.4 million a year ago.

•	Home improvement loans were 34% of total loans as of March 31, 2023, compared to 30% a year ago.

•	Net interest income grew 24% to $10.4 million for the quarter, from $8.4 million in the prior year quarter.

•	The average interest rate was 8.83% at quarter-end, compared to 8.47% a year ago.

•	Home improvement loans 90 days or more past due were $0.4 million, or 0.07% of gross home improvement loans, as of March 31, 2023, compared to $0.3 million, or 0.06%, a year ago.

Commercial Lending Segment

•	Commercial loans were $95.3 million at March 31, 2023, compared to $77.9 million a year ago.

•	The average interest rate on the portfolio was 12.42%, compared to 12.41% a year ago.

Medallion Lending Segment

•	The Company collected $13.2 million during the quarter.

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Total net medallion assets declined to $20.9 million (comprised of $1.9 million of loans net of allowance for credit losses and $19.0 million of loan collateral in process of foreclosure), a 44% reduction from a year ago, and represented 1% of the Company’s total assets, as of March 31, 2023.

Loan Detail

•	During the quarter, net charge-offs were $11.3 million, compared to net $2.7 million in the prior year quarter.

•	Total loans 90 days or more past due were 0.24% of loans at March 31, 2023, compared to 0.27% at March 31, 2022.

Capital Allocation

Quarterly Dividend

•	The Board of Directors declared a quarterly cash dividend of $0.08 per share payable on May 31, 2023 to shareholders of record at the close of business on May 15, 2023.

Stock Repurchase Plan

•	As of March 31, 2023, the Company had $20.0 million remaining under its $40 million share repurchase program.

Current Expected Credit Loss (CECL) Adoption

On January 1, 2023, the Company adopted the Current Expected Credit Loss accounting standard (Topic 326), otherwise known as CECL. Our calculation of the CECL transition amount on that date was an $11.6 million increase in our allowance for credit losses for consumer loans and a $2.2 million increase with respect to our commercial loans. As all medallion loans have specific reserves, the medallion loan allowance was not affected. With the adoption of CECL, our provisions for credit losses during the first quarter reflect an earlier recognition of credit losses than under the incurred loss accounting standard.

Conference Call Information

The Company will host a conference call to discuss its first quarter financial results tomorrow, Tuesday, May 2, 2023, at 9:00 a.m. Eastern time.

As part of its earnings release, the Company has updated its quarterly supplement presentation, which is now available at www.medallion.com.

How to Participate

•	Date: Tuesday, May 2, 2023

•	Time: 9:00 a.m. Eastern time

•	U.S. dial-in number: (844) 826-3033

•	International dial-in number: (412) 317-5185

•	Live webcast: Link to Webcast of 1Q23 Earnings Call

A link to the live audio webcast of the conference call will also be available at the Company’s IR website.

Replay Information

The webcast replay will be available at the Company’s IR website until the next quarter’s results are announced.

The conference call replay will be available following the end of the call through Tuesday, May 9.

•	U.S. dial-in number: (844) 512-2921

•	International dial-in number: (412) 317-6671

•	Passcode: 1017 8186

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ:MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, the impact of the pending SEC litigation, expectations regarding our loan portfolio, including collections on our medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, a description of certain risks to which Medallion is or may be subject, including risks related to the pending SEC litigation, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2022 Annual Report on Form 10-K.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share and per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Assets
Cash, cash equivalents, and federal funds sold	$132,382	$105,598	$138,794
Equity investments and investment securities	59,182	58,785	57,151

Loans	1,984,180	1,916,953	1,569,441
Allowance for credit losses	(70,280)	(63,845)	(50,686)

Net loans receivable	1,913,900	1,853,108	1,518,775

Loan collateral in process of foreclosure	20,467	21,819	33,834
Goodwill and intangible assets	172,478	172,838	173,923
Other assets	53,261	47,731	44,168

Total assets	$2,351,670	$2,259,879	$1,966,625

Liabilities
Deposits	$1,695,300	$1,607,110	$1,332,112
Long-term debt	211,864	214,320	220,006
Accounts payable and other liabilities	32,480	27,764	22,187
Deferred tax liabilities and other tax payables	26,205	26,753	21,731
Operating lease liabilities	8,168	8,408	8,548
Short-term borrowings	2,500	5,000	—

Total liabilities	1,976,517	1,889,355	1,604,584

Commitments and contingencies

Total stockholders’ equity	306,365	301,736	293,253

Non-controlling interest in consolidated subsidiaries	68,788	68,788	68,788

Total equity	375,153	370,524	362,041

Total liabilities and equity	$2,351,670	$2,259,879	$1,966,625

Number of shares outstanding	23,309,993	23,061,673	25,507,113

Book value per share	$13.14	$13.08	$11.50

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(Dollars in thousands, except share and per share data)	2023	2022
Total interest income	$55,843	$43,303
Total interest expense	12,240	7,375

Net interest income	43,603	35,928

Provision for credit losses	4,038	3,240

Net interest income after provision for loan losses	39,565	32,688

Other income (loss)
Gain on sale of loans and medallions	1,855	1,876
Write-down of loan collateral in process of foreclosure	(252)	(386)
Loss on equity investments	(90)	(133)
Other income	570	172

Total other income, net	2,083	1,529

Other expenses
Salaries and employee benefits	8,836	7,568
Loan servicing fees	2,222	1,953
Professional fees	1,707	3,992
Collection costs	1,538	1,343
Other expenses	4,090	3,177

Total other expenses	18,393	18,033

Income before income taxes	23,255	16,184

Income tax provision	6,382	4,831

Net income after taxes	16,873	11,353

Less: income attributable to the non-controlling interest	1,512	1,512

Total net income attributable to Medallion Financial Corp.	$15,361	$9,841

Income per common share:
Basic	$0.69	$0.40
Diluted	$0.67	$0.39

Weighted average shares outstanding:
Basic	22,342,911	24,770,134
Diluted	22,975,457	25,083,566

Dividends declared per common share	$0.08	$0.08

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